APPENDIX C

CODE OF ETHICS

for

Six Circles Trust

June 12, 2018

TABLE OF CONTENTS

A.	Legal Requirements	3

B.	Trust Policies	4

C.	Reporting Requirements	4

D.	Preclearance Procedures	6

E.	Notice to, and Review of, Holdings Reports by Access Persons	6

F.	Reports to Trustees	7

G.	Approval of Codes and Material Amendments Thereto	7

H.	Annual Report	8

A.	Legal Requirements.

Six Circles Trust (the “Trust”) is a Delaware statutory trust registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and issues shares of beneficial interest in separate series, with each such series (each, a “Fund”) representing interests in a separate portfolio of securities and other assets with separate liabilities. Each Fund is likewise registered under the 1940 Act. The Funds are also registered under the Securities Act of 1933, as amended (the “1933 Act”). As such, the Funds are subject to these and other Federal Securities Laws. Unless the context requires otherwise, or as otherwise specifically noted herein, references to “Trust” shall be deemed to mean each of the Funds. Capitalized terms used but not defined herein shall have the meanings set forth in the Compliance Manual of the Trust.

Rule 17j-1 under the 1940 Act makes it unlawful for any officer or trustee (as well as other Access Persons (as defined below)) of the Trust, in connection with the purchase or sale1 by such person of a security “held or to be acquired” by any of the Funds:

(1)	To employ any device, scheme or artifice to defraud the Trust;

(2)

To make to the Trust any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust; or

(4)	To engage in any manipulative practice with respect to the Trust.

A security is “held or to be acquired” if it is a covered security2 (or an option for or exchangeable for a covered security) and within the most recent 15 days (i) the covered security is or has been held by the Trust, or (ii) the covered security is being or has been considered by the Trust or the investment adviser for the Trust for purchase by the Trust.

[1]	A purchase or sale includes the writing of an option to purchase or sell.

[2]

A “covered security” is any security under the broad definition of Section 2(a)(36) of the 1940 Act except: (i) direct obligations of the United States government; (ii) bankers’ acceptances, bank CDs, commercial paper, and high quality short-term debt instruments (including repurchase agreements); and (iii) shares of open-end investment companies, other than non-money market shares issued by the Trust.

B.	Trust Policies.

1.	It is the policy of the Trust that no “Access Person”[3] of the Trust shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) set forth above.

2.

In keeping with the recommendations of the Board of Governors of the Investment Company Institute, the following general policies shall govern personal investment activities of Access Persons of the Trust:

(a)	It is the duty of all Access Persons of the Trust to place the interest of Trust shareholders first;

(b)

All Access Persons of the Trust shall conduct personal securities transactions in a manner that is consistent with this Code of Ethics (“Code”) and that avoids any actual or potential conflict of interest or any abuse of a position of trust and responsibility; and

(c)	No Access Person of the Trust shall take inappropriate advantage of their position with the Trust.

C.	Reporting Requirements.[4]

In order to provide the Trust with information to enable it to determine with reasonable assurance whether the Trust’s policies are being observed by its Access Persons:

[3]

An “Access Person” is: (i) each trustee or officer of the Trust; (ii) each employee (if any) of the Trust who, in connection with his or her regular duties, makes, participates in, or obtains information about the purchase or sale of a covered security by the Trust or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (iii) any natural person in a control relationship to the Trust who obtains information concerning recommendations made to the Trust or to a Fund with regard to the purchase or sale of covered securities.

[4]

An Access Person of the Trust who is also an Access Person of the Adviser or a Sub-Adviser to the Trust need not submit reports otherwise required by this Section C provided that either: (i) such person submits to such Adviser or Sub-Adviser forms prescribed by the Code of Ethics of such Adviser or Sub-Adviser containing substantially the same information as called for in the forms required by this Section C; or (ii) the information in such report would duplicate information required to be recorded under Rule 204-2(a)(13) under the Investment Advisers Act of 1940. An Access Person of the Trust who is also an Access Person of the Trust’s Principal Underwriter need not submit reports otherwise required by this Section C provided that such person submits to the Principal Underwriter forms prescribed by the Code of Ethics of such Principal Underwriter containing substantially the same information as

(a)  Each person becoming an Access Person of the Trust on or after June 12, 2018, other than an Independent Trustee, shall no later than 10 days after becoming such an Access Person submit a report in the form attached hereto as Exhibit A (an “Initial Holdings Report”) to the Trust’s Chief Compliance Officer or their delegate (“CCO”) showing all holdings in “covered securities” in which the person had any direct or indirect beneficial ownership5 (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person). Such Initial Holdings Report shall also indicate all broker/dealers and banks with which the Access Person held direct or indirect ownership of securities. Such reports need not show holdings over which such person had no direct or indirect influence or control.

(b)  Each Access Person of the Trust, other than an Independent Trustee, shall submit reports each quarter in the form attached hereto as Exhibit B (a “Securities Transaction Report”) to the Trust’s CCO showing all transactions in “covered securities” in which the person had, or by reason of such transaction acquired, any direct or indirect beneficial ownership. Such reports shall be filed no later than 30 days after the end of each calendar quarter, but need not show transactions over which such person had no direct or indirect influence or control.

(c)  Each Independent Trustee shall submit the same quarterly report as required under paragraph (b), but only for a transaction in a covered security where he knew at the time of the transaction or, in the ordinary course of fulfilling official duties as a trustee, should have known called for in the forms required by this Section C. An Access Person of the Trust who is also an Access Person of the Administrator may submit reports required by this Section C on forms prescribed by the Code of Ethics of such Administrator provided that such forms contain substantially the same information as called for in the forms required by this Section C and comply with the requirements of Rule 17j-1(d)(1). Moreover, in the case of reports under paragraph (b) of this Section C, any Access Person may supply to the Trust in lieu of such reports with duplicate copies of broker trade confirmations or account statements with respect to the Access Person provided such confirmations and/or account statements are: (i) received by the Trust within the time period; and (ii) contain all the information required by paragraph (b) of Section C. No Trustee is required to file a report if the sole purpose for doing so would be to indicate the absence of reportable transactions in covered securities during the relevant period.

[5]

“Beneficial ownership” of a security as used in this Section C is determined in the same manner as it would be for the purposes of Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”), except that such determination should apply to all covered securities. Generally, a person should be considered the beneficial owner of covered securities held by their spouse, minor children, a relative who shares their home, or other persons if by reason of any contract, understanding, relationship, agreement or other arrangement, they obtain from such covered securities benefits substantially equivalent to those of ownership. They should also consider themselves as the beneficial owner of securities if they can vest or revest title now or in the future.

that during the 15-day period immediately preceding or after the date of the transaction such security is or was purchased or sold, or considered for purchase or sale, by the Trust. No report is required if the trustee had no direct or indirect influence or control over the transaction.

(d)  Each Access Person of the Trust, other than an Independent Trustee, shall by January 30 of each year submit to the Trust’s CCO a report in the form attached hereto as Exhibit A (an “Annual Holdings Report”) showing all holdings in covered securities in which the person had any direct or indirect beneficial ownership as of a date no more than 45 days before the report is submitted. Such report need not show holdings over which such person had no direct or indirect influence or control.

D.	Preclearance Procedures.

Investment personnel of the Trust shall obtain approval from the CCO or the relevant investment adviser or sub-adviser before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or in a limited offering.6

E.	Notice to, and Review of, Holdings Reports by Access Persons.

1.

The CCO shall notify each Access Person of the Trust who may be required to make reports pursuant to this Code that such person is subject to this reporting requirement and shall deliver a copy of this Code to each such person.

2.	The CCO shall be responsible for reviewing reports submitted under Section C of this Code.

3.

The CCO shall establish and maintain records of Access Persons of the Trust who are required to make reports under Section C of this Code and shall establish and maintain records of any delegate responsible for reviewing such reports.

[6]

“Investment personnel of the Trust” means: (i) any employee of the Trust (or of a company in a control relationship to the Trust) who, in connection with their regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust; and (ii) any natural person who controls the Trust and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities. “Initial public offering” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 14(d) of the 1934 Act. A “limited offering” means an offering that is exempt from registration under the 1933 Act pursuant to section 4(a)(2) or section 4(a)(5) or pursuant to rule 504 or rule 506 under the 1933 Act.

F.	Reports to Trustees.

1.	The President of the Trust or their delegate shall report to the Board of Trustees of the Trust (the “Board”):

(a)

at the next meeting following the receipt of any Securities Transaction Report with respect to each reported transaction in a security which was held or acquired by the Trust within 15 days before or after the date of the reported transaction or at a time when, to the knowledge of the Secretary, the Trust or the respective investment adviser or sub-adviser for the Trust, was considering the purchase or sale of such security, unless the amount involved in the transaction was less than $50,000;

(b)

with respect to any transaction or holdings not required to be reported to the Board by the operation of subparagraph (a) that the President of the Trust or their delegate believes nonetheless may evidence a violation of this Code; and

(c)	any apparent violation of the reporting requirements of Section C of this Code.

2.	The Board shall consider reports made to it hereunder and shall determine whether the policies established in section B of this Code have been violated, and what sanctions, if any, should be imposed.

G.	Approval of Codes and Material Amendments Thereto.

1.

The Board, including a majority of the Independent Trustees thereof, shall approve the Codes of Ethics of the Trust, of any principal underwriter of the Trust, and of the adviser and each sub-adviser to any Fund. No principal underwriter of the Trust or adviser or sub-adviser to any Fund may be appointed unless and until the Code of Ethics of that entity has been approved by the Board, including a majority of the Independent Trustees thereof. Following initial approval of the Code of Ethics of the Trust, any principal underwriter of the Trust or any investment adviser or sub-adviser to any Fund, any material change to such Code must be approved by the Board, including a majority of the Independent Trustees thereof, within six months of said amendment.

2.

In approving a Code of Ethics (or any amendment to such code), the Board shall have secured a certificate from the entity that adopted the Code that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code in question.

H.	Annual Report.

The Trust, any principal underwriter thereof, and any investment adviser or sub-adviser to any Fund shall, not less frequently than annually, furnish the Board with a written report that:

1.

describes any issues arising under its Code of Ethics or procedures since the last report to the Board, including, but not limited to, information about material violations of such Code or procedures and sanctions imposed in response; and

2.

certifies that the Fund, principal underwriter, or investment adviser or sub-adviser, as applicable, has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics.

This Code, a copy of each Securities Transaction and Holdings Report by an Access Person, any written report hereunder by the President of the Trust or their delegate, and lists of all persons required to make reports shall be preserved with the Trust’s records for the period required by Rule 17j-1(f).

Exhibit A

Holdings Report

☐	Initial Holdings Report of , 20
(date a reporting person became an access person)

☐	Annual Holdings Report as of , 20
(date not more than 45 days prior to submission)

I.	To the President or President’s delegate of the Trust:

☐	As of the above date, I had direct or indirect beneficial ownership of the following covered securities:

Title	Number of Shares	Principal Amount of Security

☐	I have no covered securities to report.

II.        As of that same date, I held direct or indirect beneficial ownership of securities with the following broker/dealer(s) or bank(s) (note: list accounts, not securities)

☐	I have no accounts to report.

This report (i) excludes securities with respect to which I had no direct or indirect influence or control, including investments through an automatic investment plan, (ii) excludes securities not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:

Six Circles U.S. Unconstrained Equity Fund, Six Circles International Unconstrained Equity Fund, Six Circles Tax Aware Ultra Short Duration Fund, Six Circles Ultra Short Duration Fund

Exhibit B

Securities Transaction Report

For the Calendar Quarter Ended:             , 20

To the President or President’s delegate of the Trust:

I.         ☐          During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Trust’s Code of Ethics:

Title of Security (and interest rate and maturity date, if applicable)	Date of Transaction	No. of Shares and Principal Dollar Amount of Transaction (Price)	Nature of Transaction (Purchase, Sale, Other)	Price at Which Transaction Effected	Broker/ Dealer or Bank Through Whom Effected

               ☐          I have no securities transactions to report.

II.           ☐          During the quarter referred to above, I established the following account in which securities were held for my direct or indirect benefit during the quarter (note: list accounts, not securities):

Broker/Dealer or Bank With Whom Account Established	Date the Account Was Established

               ☐           I have no accounts to report.

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, including investments through an automatic investment plan, (ii) excludes transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:

Six Circles U.S. Unconstrained Equity Fund, Six Circles International Unconstrained Equity Fund, Six Circles Tax Aware Ultra Short Duration Fund, Six Circles Ultra Short Duration Fund

APPENDIX D

13.1	Sarbanes-Oxley Code of Ethics

Six Circles Trust (the “Trust”) is a Delaware statutory trust registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and issues shares of beneficial interest in separate series, with each such series (each, a “Fund”) representing interests in a separate portfolio of securities and other assets with separate liabilities. Each Fund is likewise registered under the 1940 Act. The Funds are also registered under the Securities Act of 1933, as amended (the “1933 Act”). As such, the Funds are subject to these and other Federal Securities Laws. Unless the context requires otherwise, or as otherwise specifically noted herein, references to “Trust” shall be deemed to mean each of the Funds. Capitalized terms not defined herein shall have the meanings set forth in the Compliance Manual of the Trust and each Fund.

1.	Covered Officers/ Purpose of the Code

a.

This Sarbanes-Oxley Code of Ethics for the Funds applies to each Fund’s Principal Executive Officer and Principal Financial Officer (the “Covered Officers”), each of whom are named in Appendix 13.1A hereto, as the same may be amended from time to time, for the purpose of promoting:

i.	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

ii.	full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the SEC and in other public communications made by the Funds;

iii.	compliance with applicable laws and governmental rules and regulations;

iv.	the prompt internal reporting of violations of this Sarbanes-Oxley Code of Ethics to an appropriate person or persons identified herein; and

v.	accountability for adherence to this Sarbanes-Oxley Code of Ethics.

b.	Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

2.	Covered Officers Should Ethically Handle Actual and Apparent Conflicts of Interest.

a.

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Funds.

b.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the 1940 Act and the Advisers Act. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as “affiliated persons” of the Funds. The Compliance Program and the Adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Sarbanes-Oxley Code of Ethics does not, and is not intended to, repeat or replace these programs and procedures.

c.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Funds and the Service Providers of which the Covered Officers are also officers or employees. As a result, the Sarbanes-Oxley Code of Ethics recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds, the Service Providers, or for both) be involved in establishing policies and implementing decisions that will have different effects on the Service Providers and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the Service Providers and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Fund’s Board that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

d.

Other conflicts of interest are covered by the Sarbanes-Oxley Code of Ethics, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act. The following list provides examples of conflicts of interest under the Sarbanes-Oxley Code of Ethics, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds.

3.	Each Covered Officer must:

a.

Not use his personal influence or personal relationships improperly to influence investment decisions and/or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;

b.	Not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Funds; and

c.	Complete on an annual basis the Funds’ Trustee and Officer Questionnaire which requests information regarding other business affiliations and relationships.

4.

In furtherance of the above, below are some examples of conflict of interest, situations that should be discussed with the Adviser’s Compliance department, which is responsible for the day-to-day monitoring of the Adviser and/or the Funds’ CCO. Examples of these include, but are not limited to:

a.	Serving as a director on the board of any public company, private company or not for profit organization;

b.	The receipt of any gifts in excess of $100;

c.	The receipt of any entertainment from any company with which the Funds have current or prospective business dealings unless such entertainment is business

2

related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety or other formulation as the Funds already use in another code of conduct;

d.	Any ownership interest in, or any consulting or employment relationship with, any of the Funds’ service providers, other than the Service Providers; and

e.

A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares such as compensation or equity ownership other than an interest arising from the Covered Officer’s employment with the Service Providers.

5.	Disclosure and Compliance

a.	Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Fund;

b.

Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds’ directors and auditors, and/or to governmental regulators and self-regulatory organizations; and

c.	It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

6.	Reporting and Accountability

a.	Each covered officer must:

i.

Upon adoption of this Sarbanes-Oxley Code of Ethics (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands this Sarbanes-Oxley Code of Ethics;

ii.	Annually thereafter affirm to the Board that he has complied with the requirements of this Sarbanes-Oxley Code of Ethics;

iii.	Not retaliate against any other Covered Officer and/or any employee of the Funds or affiliated persons for reports of potential violations that are made in good faith; and

iv.	Notify the CCO promptly if he knows of any violation of this Sarbanes-Oxley Code of Ethics.

b.	Failure to take any of the actions specified in Section 6(a) above is itself a violation of this Sarbanes-Oxley Code of Ethics.

c.

The CCO is responsible for applying this Sarbanes-Oxley Code of Ethics to specific situations in which questions are presented relating to the Code. The CCO has the authority to interpret this Sarbanes-Oxley Code of Ethics in any particular situation. However, any waivers sought by the Covered Officer will require prior review and approval by the Board.

d.	The Funds will follow these procedures in investigating and enforcing this Sarbanes-Oxley Code of Ethics:

3

i.	The CCO (or his or her designee) will take all appropriate action to investigate any potential violations reported to him;

ii.	If, after such investigation, the CCO believes that no violation has occurred, the CCO is not required to take any further action;

iii.

Any matter the CCO believes to be a violation will be reported to the Board which will consider appropriate action, which may include review of, and/or appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Adviser or its board; and/or a recommendation to dismiss the Covered Officer;

iv.	The Board will be responsible for granting waivers, as appropriate; and

v.	Any changes to, or waivers of this Sarbanes-Oxley Code of Ethics will, to the extent required, be disclosed to the Board as provided by SEC rules.

7.

This Sarbanes-Oxley Code of Ethics shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds’ Adviser, Principal Underwriter, or other Service Providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Sarbanes-Oxley Code of Ethics, they are superseded by the Sarbanes-Oxley Code of Ethics to the extent that they overlap or conflict with the provisions of this Sarbanes-Oxley Code of Ethics. The Funds’ and the Adviser’s and Sub-Advisers’ codes of ethics under Rule 17j-l under the 1940 Act, and the Adviser’s and Sub-Advisers’ more detailed policies and procedures set forth in their Codes of Ethics, are separate requirements applying to the Covered Officers and others, and are not part of this Sarbanes-Oxley Code of Ethics.

8.

Any amendments to the Sarbanes-Oxley Code of Ethics, other than amendments to the list of Covered Officers, must be approved or ratified by a majority vote of the Board, including a majority of Independent Trustees.

9.

All reports and records prepared or maintained pursuant to this Sarbanes-Oxley Code of Ethics will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Sarbanes-Oxley Code of Ethics, such matters shall not be disclosed to anyone.

10.

All reports and records maintained under this Sarbanes-Oxley Code of Ethics are intended solely for internal use by the Funds and do not constitute an admission, by or on behalf of any Fund or any other entity, as to any fact, circumstance, or legal conclusion.

4

Appendix 13.1A

June 12, 2018

Principal Executive Officer of Six Circles Trust and each Fund

Mary Savino

Principal Financial Officer of Six Circles Trust and each Fund

Greg McNeil

5